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                                   EXHIBIT 12

                Computation of Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended June 30, 2000 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges).

        (Dollar amounts in thousands)
                                                                  For Fiscal Years Ended
                                               -------------------------------------------------------------------
                                                2000          1999          1998           1997            1996
                                               -------------------------------------------------------------------
Net earnings                                   $ 6,424       $14,088       $11,455        $ 5,940         $2,319
Income tax expense                               3,938         7,763         6,435          3,062            802
Interest charges                                38,122        22,427        13,190          5,175          2,668
Amortization of debt issuance costs              1,734         1,012         1,171            535            505
Interest portion of rental expense                 534           232           136             40             32
                                               -------       -------       -------        -------         ------

Earnings available to cover
   fixed charges                               $50,752       $45,522       $32,387        $14,752         $6,326
                                               =======       =======       =======        =======         ======

Fixed charges
   Interest charges                            $38,122       $22,427       $13,190        $ 5,175         $2,668
   Amortization of debt issuance costs           1,734         1,012         1,171            535            505
   Interest portion of rental expense              534           232           136             40             32
                                               -------       -------       -------        -------         ------

      Total fixed charges                      $40,390       $23,671       $14,497        $ 5,750         $3,205
                                               =======       =======       =======        =======         ======

Ratio of earnings to fixed charges                1.26 x        1.92 x        2.23  x        2.56 x         1.97 x
                                               =======       =======       =======        =======         ======